Exhibit 5.1

[Letterhead of Womble Carlyle Sandridge & Rice, LLP]

October 16, 2012

BNC Bancorp

1226 Eastchester Drive

High Point, North Carolina 27265

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to BNC Bancorp, a North Carolina corporation (the “Company”), in connection with the preparation of the Company’s registration statement on Form S-4, as amended on the date hereof (the “Registration Statement”), under the Securities Act of 1933, as amended (the “1933 Act”), filed by the Company with the Securities and Exchange Commission (the “Commission”), covering the offering of up to 3,276,266 shares of the Company’s common stock, no par value per share (the “Shares”). The Shares are proposed to be issued pursuant to the Agreement and Plan of Merger, by and among the Company, Bank of North Carolina and First Trust Bank, dated June 4, 2012 (the “Merger Agreement”). This opinion is provided pursuant to the requirements of Item 21(a) of Form S-4 and Item 601(b)(5) of Regulation S-K of the Commission.

As the Company’s counsel, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Company’s articles of incorporation and bylaws, each as amended to date, and minutes and records of the corporate proceedings of the Company relating to the filing of the Registration Statement and the issuance of the Shares, as provided to us by the Company, certificates of public officials and of representatives of the Company, and statutes and other instruments and documents, as a basis for the opinions hereinafter expressed. In rendering this opinion, we have relied upon certificates of public officials and representatives of the Company with respect to the accuracy of the factual matters contained in such certificates.

In connection with such examination, we have assumed (a) the genuineness of all signatures and the legal capacity of all signatories; (b) the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies; and (c) the proper issuance and accuracy of certificates of public officials and representatives of the Company.

Based on and subject to the foregoing, and having regard for such legal considerations as we deem relevant, it is our opinion that when (i) the Registration Statement has been declared effective by the Commission and (ii) the Shares are issued upon the terms and conditions set forth in the Merger Agreement, the Shares will be validly issued, fully paid and nonassessable.

This opinion is limited to the laws of the State of North Carolina, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. This opinion is rendered as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name in the Registration Statement under the caption “Legal Matters” in the prospectus included as a part thereof. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ Womble Carlyle Sandridge & Rice, a Limited Liability Partnership